Exhibit 99.1
FOR IMMEDIATE RELEASE
Ariston Global Acquires ACE*COMM;
Merges ACE*COMM with TeleSciences
Rochester, NY (September 24, 2008) — Ariston Global LLC, which focuses on the acquisition and growth of communications solutions companies, today announced it has completed its acquisition of ACE*COMM Corporation, a global provider of advanced operations support systems and value added services solutions.
ACE*COMM will merge with TeleSciences, an Ariston Global subsidiary company within Ariston Global’s revenue and margin management division. Together, the joint solutions address concerns of operators and enterprises as they launch new services and adopt new business models to enhance value for their subscribers.
TeleSciences is a leader in delivering innovative software and solutions for Tier 1 carriers. Its focus is on data management, event processing, real-time charging and business analytics, allowing carriers to assure customer and product performance and profitability. ACE*COMM’s service delivery platform offers policy controls for any network transaction — complemented by a fully-configurable revenue management and service fulfillment OSS infrastructure — with customers in over 70 countries. Additionally, ACE*COMM brings an extensive enterprise OSS customer base across military, federal, state and local governments and enterprises. The combined company brings together some of the industry’s most powerful and advanced solutions for data management, analytics, controls and systems which enhance the value of services offered by carriers and large enterprises alike.
“The addition of ACE*COMM’s experience and solution set is both complementary and expansive,” said Kevin Dickens, co-CEO of Ariston Global. “Not only does this acquisition support our overall vision of assembling innovative companies that deliver enhanced value to BSS/OSS solutions, it presents the opportunity to deploy these solutions on a global scale. Additionally, our solution suite’s breadth will expand and now include both service provider and enterprise specific offerings.”
Mark Trudeau, President & CEO of TeleSciences, will lead the new, combined ACE*COMM/TeleSciences organization. “In one step, we’ve dramatically broadened our offering as well as our geographic footprint,” said Mr. Trudeau. “Our solutions help our customers enable new personalized services, bill and charge for those services, measure the customer experience, and then feed that information back to further improve the service.”
Mr. Trudeau added, “As a single organization, we have greater domain expertise to support the development of innovative solutions and the delivery of related professional and support services. The outlook for our existing customers is very advantageous. While they’ll be assured of ongoing support and delivery of current solutions, they’ll also have access to best-of-breed in data management, analytics and enabling technologies.”

About ACE*COMM
The suite of ACE*COMM solutions is made up of advanced operations support systems (OSS) and service delivery software and solutions for telecommunications service providers and enterprises. ACE*COMM’s advanced OSS solutions are applicable to a range of legacy and next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. Network operators use them for revenue management, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care. ACE*COMM’s service delivery solutions provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.
For almost 30 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning more than 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Bell Aliant, Cincinnati Bell, Cisco, General Dynamics, IBM, Motorola, Northrop Grumman, Siemens, and VeriSign. There will be a continued presence in the existing ACE*COMM headquarters in Gaithersburg, MD, along with its offices in Australia, Canada and the UK. For more information about solutions from ACE*COMM, visit www.acecomm.com.
About TeleSciences, Inc.
TeleSciences, Inc. has continually delivered innovative solutions that gather, manage and analyze data allowing service providers to optimize customer, product and network performance while maximizing revenue and profitability.
The current suite of solutions from TeleSciences enable service providers to more quickly assess revenue leakage, address inaccurate or disputed interconnect charges, reduce fraud, provide operational margin analysis, subscriber and handset analytics, and gain deep visibility into usage trends and network engineering performance.
Driven by the EventDynamics™ data collection and mediation engine, and applying its 10e Business Analytics solution, TeleSciences addresses critical service provider needs across any single or blended/converged network. This includes deployment within IMS networks in either stand-alone or converged environments.
TeleSciences — with solutions deployed throughout the world processing billions of events per day — has a client base of operators and equipment vendors that includes Alcatel-Lucent, AT&T, Bell Canada, Nokia Siemens Networks, Nortel, NuVox, Qwest, SFR, T-Mobile, TELUS, and Verizon.
TeleSciences is headquartered in Mount Laurel, New Jersey with other locations in the US and UK and has been ISO 9001:2000 certified since 1996.
About Ariston Global LLC
Ariston Global’s vision is to create an innovative organization through combinations of acquisition, merger and organic growth that will provide enabling tools, services and solutions to the communications industry worldwide.
Through thoughtful integration, collaboration and partnering, the Ariston Global group of companies realizes the benefits of an association with a larger, diverse and expanding organization — but without compromising each company’s heritage of individual focus and passionate customer orientation.

In addition to TeleSciences and its 10e Solutions business analytics practice, other companies within the Ariston Global group include The Strata Group (www.stratagroup.com), a leading provider of Customer Self-Serve solutions to communications service providers, and Interactive Enterprise (www.interactive-enterprise.com), an innovator in providing service activation and provisioning solutions for broadband operators. Ariston Global recently announced it had combined operations of Strata Group and Interactive Enterprise in order to leverage and share their global sales, technical support, and software development infrastructures and deliver an integrated service management solution to the marketplace.
Ariston Global is a portfolio company of private equity firm Spire Capital Partners, LLC. and is based in Rochester, NY. For more information about Ariston Global, go to www.aristonglobal.com.
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